Exhibit (99.2)

Offers to Exchange the Registered Notes Set Forth Below that Have Been Registered Under the Securities Act of 1933, as amended for Any and All Outstanding Restricted Notes set Forth Opposite the Corresponding Registered Notes

Registered Notes	Restricted Notes
4.750% Senior Notes due 2028	4.750% Senior Notes due 2028
4.250% Senior Notes due 2029	4.250% Senior Notes due 2029

INSTRUCTION TO REGISTERED HOLDER AND/OR

BOOK-ENTRY TRANSFER PARTICIPANT FROM OWNER

To Registered Holder

and/or Participant of the Book-Entry Transfer Facility:

The undersigned hereby acknowledges receipt of the Prospectus dated , 2023 (the “Prospectus”) of S&P Global Inc., a New York corporation (the “Company”) and Standard & Poor’s Financial Services LLC (the “subsidiary guarantor”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), that together constitute the Company’s offer (the “Exchange Offer”). Capitalized terms used but not defined herein have the meanings as ascribed to them in the Prospectus or the Letter of Transmittal.

This will instruct you, the registered holder and/or book-entry transfer facility participant, as to the action to be taken by you relating to the Exchange Offer with respect to the unregistered 4.750% Senior Notes due 2028 (the “Old 2028 Notes”) and/or the unregistered 4.250% Senior Notes due 2029 (the “Old 2029 Notes” and, together with the Old 2028 Notes, the “Old Notes”) held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (fill in amount):

$                     of the 4.750% Senior Notes due 2028

$                     of the 4.250% Senior Notes due 2029

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	To TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered, if any):

$                     of the 4.750% Senior Notes due 2028

$                     of the 4.250% Senior Notes due 2029

☐	NOT to TENDER any of the Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) the holder is not an “affiliate” (as defined in Rule 405 of the Securities Act) of the Company or the subsidiary guarantor, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Notes. If the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it represents that such Old Notes were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

SIGN HERE

Name of beneficial owner(s):

Signature(s):

Name(s) (please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date: